Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-246324), Registration Statement on Form S-3 (File No. 333-257645) and Registration Statement on Form S-1 (File No. 333-266183) of our report dated April 17, 2023, relating to the financial statements of Aditxt, Inc. for the years ended December 31, 2022 and 2021, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern, and appear in this Annual Report on Form 10-K.

/s/ dbbmckennon

Newport Beach, California

April 17, 2023